Exhibit 99.1

Contact:

Name:  John Moreira or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       October 29, 2010

NSTAR Reports Third Quarter Results for 2010

Boston, MA (NYSE: NST) – NSTAR today reported its results for the third quarter and, last week, announced a merger of equals transaction with Northeast Utilities (NYSE: NU).

NSTAR’s Chairman, President and Chief Executive Officer Thomas J. May said, “Over the last several weeks, there have been some significant developments for our company.  First and foremost, we announced a merger with Northeast Utilities on October 18th that will create New England’s largest utility.  Our new company will have nearly 3.5 million electric and gas customers and an enterprise value of about $17.5 billion.  The merger will create a company with the expertise and financial resources to meet the energy needs of customers across New England.  It will also provide opportunities for growth which benefit the communities we serve and our employees.  NSTAR’s shareholders will benefit from this merger as it would provide a more stable and enhanced growth rate for earnings and dividends in the future that is above our ability as a stand-alone entity.  As we work through the changes that accompany any merger, we will continue to focus on delivering the great service that our customers have come to expect.”

May continued, “In a related development earlier this month, we achieved an important milestone in our efforts to bring clean hydroelectric-generated power from Canada to New England.  Working together with Northeast Utilities, we executed a transmission service agreement with Hydro Quebec to construct a transmission line that will bring 1,200 megawatts of power to New England, providing clean energy to about one million homes.”

For the third quarter of 2010, NSTAR reported earnings attributable to common shareholders of $75.5 million, or $0.73 per common share.  The current quarter includes a one-time charge of $20.6 million, or $0.20 per share, associated with an income tax settlement that covered several years as discussed in more detail below.  Excluding this one-time charge, earnings were $96.1 million, or $0.93 per share, compared to $87.6 million, or $0.82 per share, reported for the same period in 2009.

Total earnings per share for the third quarter of 2010, excluding the one-time income tax charge, increased by 11¢ per share, or 13.4%, as compared to the same period in 2009. The higher earnings for the quarter were primarily driven by an increase in electric distribution revenues resulting from a 7.8% increase in electric sales.  The sales increase for the quarter was primarily due to the warmer weather conditions that resulted in a 58% increase in cooling degree-days in the Boston area compared to last year. Other positive factors include the decline in interest costs resulting from lower long and short-term interest rates, and the lower level of common shares outstanding due to the company’s share repurchase program.  The impact of these factors was somewhat offset by increases in operations and maintenance costs and property taxes, and lower non-utility earnings as a result of the sale of the company’s district energy operations completed on June 1st.

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Tax Settlement

On September 30, 2010, NSTAR agreed to accept a settlement offer from the IRS Office of Appeals on issues related to its 2001-2007 Federal income tax returns.  This is a positive development because it resolves all outstanding tax matters for NSTAR for this period and should facilitate the timely receipt of the company’s net tax refund of approximately $133 million.  The primary issue involved final resolution of the allowed deduction related to NSTAR’s abandonment of common shares of RCN Corp. that occurred in 2003.

2010 Guidance

The Company is maintaining its 2010 earnings guidance range of $2.45 to $2.60 per share.  This range excludes one-time items related to the income tax settlement in the current quarter, the gain from the sale of the district energy operations recorded in the second quarter of this year and costs related to completing the merger.

Webcast

Please note that we are planning to webcast a joint presentation with Northeast Utilities at Edison Electric Institute’s 45th Financial Conference in Palm Desert, California on Monday, November 1, 2010 at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time).  To access this webcast, go to www.nstar.com and select “Investor Relations.”  A copy of the presentation will be available on our website.

A reconciliation of third quarter results is as follows:

Reported EPS – Q3 2009		$0.82
Higher electric sales	$0.10
Performance-based adjustment	0.02
Lower interest costs	0.03
Lower common shares outstanding	0.03	0.18

Increase in operations and maintenance	(0.03)
Increase in property taxes	(0.02)
Non-utility operations	(0.02)	(0.07)
		0.11
EPS before one-time charge		0.93
Tax settlement, net		(0.20)
Reported EPS – Q3 2010		$0.73

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Comparative unaudited results for the three, nine and twelve-month periods were as follows:

Financial Data (in thousands, except per share data) Three months ended September 30:	2010	2009	% Change
Operating revenues from continuing operations	$797,505	$746,127	6.9%

Net income from continuing operations	$97,243	$86,435	12.5%
Expense/Income from discontinued operations (1)	(105)	1,693	(106.2)%
Loss on sale of discontinued operations (1)	(509)	-
Less: Preferred stock dividends of subsidiary	490	490	-
Total	96,139	87,638	9.7%
Tax settlement, net (2)	(20,601)	-
Net income attributable to common shareholders	$75,538	$87,638	(13.8)%
Weighted average number of shares:
Basic	103,587	106,808	(3.0)%
Diluted	103,805	106,981	(3.0)%
Earnings per basic and diluted share:
Continuing operations	$0.93	$0.80	16.3%
Discontinued operations	-	0.02	(100.0)%
Total	0.93	0.82	13.4%
Tax settlement, net	(0.20)	-
Total earnings per basic and diluted share	$0.73	$0.82	(11.0)%
Dividends paid per common share	$0.40	$0.375	6.7%

Nine months ended September 30:	2010	2009	% Change
Operating revenues from continuing operations	$2,219,908	$2,338,543	(5.1)%

Net income from continuing operations	$212,746	$199,455	6.7%
Income from discontinued operations (1)	7,005	7,623	(8.1)%
Less: Preferred stock dividends of subsidiary	1,470	1,470	-
Total	218,281	205,608	6.2%
Tax settlement, net (2)	(20,601)	-
Gain on sale of discontinued operations (1)	108,600	-
Net income attributable to common shareholders	$306,280	$205,608	49.0%
Weighted average number of shares:
Basic	105,451	106,808	(1.3)%
Diluted	105,659	106,987	(1.2)%
Earnings per basic share:
Continuing operations	$2.00	$1.86	7.5%
Discontinued operations	0.07	0.07	-
Total	2.07	1.93	7.3%
Tax settlement, net	(0.20)	-
Gain on sale of discontinued operations	1.03	-
Total earnings per basic share	$2.90	$1.93	50.3%
Earnings per diluted share:
Continuing operations	$2.00	$1.85	8.1%
Discontinued operations	0.07	0.07	-
Total	2.07	1.92	7.8%
Tax settlement, net	(0.20)	-
Gain on sale of discontinued operations	1.03	-
Total earnings per diluted share	$2.90	$1.92	51.0%
Dividends paid per common share	$1.20	$1.125	6.7%

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Twelve Months ended September 30:	2010	2009	% Change
Operating revenues from continuing operations	$2,933,124	$3,121,268	(6.0)%

Net income from continuing operations	$259,266	$239,220	8.4%
Income from discontinued operations (1)	9,532	10,470	(9.0)%
Less: Preferred stock dividends of subsidiary	1,960	1,960	-
Total	266,838	247,730	7.7%
Tax settlement, net (2)	(20,601)	-
Gain on sale of discontinued operations (1)	107,683	-
Net income attributable to common shareholders	$353,920	$247,730	42.9%

Weighted average number of shares:
Basic	105,793	106,808	(1.0)%
Diluted	105,999	107,000	(0.9)%
Earnings per basic and diluted share:
Continuing operations	$2.43	$2.22	9.5%
Discontinued operations	0.09	0.10	(10.0)%
Total	2.52	2.32	8.6%
Tax settlement, net	(0.19)	-
Gain on sale of discontinued operations	1.02	-
Total earnings per basic and diluted share	$3.35	$2.32	44.4%
Dividends paid per common share	$1.575	$1.475	6.8%
(1)

These amounts relate to the company’s district energy operations.  The sale was completed on June 1, 2010 and resulted in a one-time gain that is net of transaction costs and income taxes associated with the sale.

(2)	This amount relates to the one-time charge associated with the income tax settlement.
(3)	More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that will be filed with the Securities and Exchange Commission in early November.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause NSTAR’s actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract

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negotiations; damage from major storms; impact of conservation measures and self generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; impact of service quality performance measures; impact of the expected timing and likelihood of completion of the proposed merger with Northeast Utilities, which could be adversely affected by, among other things (i) the timing and conditions of any required governmental and regulatory approvals, (ii) litigation brought in connection with the proposed merger, (iii) the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and (iv) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult all further disclosures NSTAR makes in its filings to the Securities and Exchange Commission.  Other factors in addition to those listed here could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

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